Exhibit 99.2

Lexington Realty Trust – UNEDITED TRANSCRIPT

Q4 2015 Earnings Call

Company Participants
T. Wilson Eglin, Chief Executive Officer and President
E. Robert Roskind, Chairman
Richard J. Rouse, Vice Chairman and Chief Investment Officer

Patrick F. Carroll, Chief Financial Officer
Heather Gentry, Senior Vice President of Investor Relations

Operator:
Greetings and welcome to the Lexington Realty Trust fourth quarter 2015 earnings conference call. (Operator Instructions) I would now like to turn the call over to your host, Heather Gentry, Vice President of Investor Relations at Lexington Realty Trust. Thank you, you may now begin.

Heather Gentry:
Thank you Operator. Good morning and welcome to the Lexington Realty Trust fourth quarter 2015 conference call. The earnings press release was distributed over the wire this morning and the release and supplemental disclosure package will be furnished on a Form 8-K.

In the press release and supplemental disclosure package, Lexington has reconciled all historical non-GAAP financial measures to the most directly comparable GAAP measure in accordance with Reg. G requirements. If you did not receive a copy, these documents are available on Lexington's website at www.lxp.com in the Investor Relations section. Additionally, we are hosting a live webcast of today's call, which you can access in the same section of our website.

At this time we would like to inform you that certain statements made during this conference call which are not historical may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Lexington believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, Lexington can give no assurance that its expectations will be attained.

Factors and risks that could cause actual results to differ materially from those expressed or implied by forward-looking statements are detailed in today's press release and from time to time in Lexington's filings with the SEC and include the successful consummation of any lease, acquisition, build to suit, financing, disposition or other transaction for the final terms of any such transaction.

Except as required by law, Lexington does not undertake a duty to update any forward-looking statements. Operating performance measures of an individual investment are not presented or intended to be the liquidity or performance measures that present a numerical measure of Lexington's historical or future financial performance, financial position or cash flows.

Joining me today from management are Will Eglin, Chief Executive Officer; Robert Roskind, Chairman; Dick Rouse, Vice Chairman and Chief Investment Officer; Pat Carroll, Chief Financial Officer; Beth Boulerice, Chief Accounting Officer and other members of management. Now I will turn call over to Will.

Will Eglin:
Thanks, Heather, and welcome everyone and thank you for joining the call today.

I would like to begin by reviewing our operating results and accomplishments for the quarter and the full-year. For the fourth quarter of 2015, Company funds from operations were $0.29 per share which brought our total for the year to $1.10 per share. These were very strong results in relation to our guidance of $1.05 to $1.07 per share as updated in November and reflects better than expected execution in all aspects of our business including the early closing of acquisitions, share repurchases and lower general and administrative costs.

We provided initial 2016 Company FFO guidance this morning in the range of $1.00 to $1.10 per share. As you may recall from our third-quarter 2015 call, we discussed the possibility of monetizing our New York City ground investments which generate very high FFO due to GAAP revenue recognition over the life of the 99 year leases. We have begun marketing these assets for sale and the midrange of guidance assumes that they are sold as of June 30, 2016, at a sub 5% cap rate.

While the 2016 Company FFO guidance we initiated today represents a decrease compared to 2015 Company FFO, we expect our underlying cash flows to remain strong in 2016 due to reduced capital expenditures, share repurchases, accretion from investment activity in 2015, the redeployment of sale proceeds from the potential New York City ground sale, scheduled rent escalation and refinancing savings. More details on our underlying guidance assumptions will be discussed later and the call.

Overall we had a good quarter of leasing and executed new leases and lease extensions of approximately 900,000 square feet ending the quarter 96.8% leased. Renewal rents during the quarter were essentially flat on both a cash and GAAP basis. Subsequent to quarter end, we have completed approximately 700,000 square feet of lease extensions.

On the investment front in the fourth quarter we invested approximately $45.4 million in ongoing build to suit projects and $2.1 million for Gateway Plaza, a build to suit in Richmond, Virginia with an initial basis of approximately $101 million. This building which we acquired in December 2015 is the new headquarters for the McGuire Woods Law Firm.

We recently closed on a $57.5 million mortgage on this property at a fixed rate of 5.2% and a 15 year term to maturity. The cash-on-cash yield is expected to be about 12% in the first year and the 15 year financing should generate a very attractive internal rate of return.

During the fourth quarter we also acquired the newly constructed preferred Freezer industrial facility in Washington state for $152 million and obtain $110 million of 10 year mortgage financing at a fixed rate of 4%. Our cash from cash return this year on this investment will be about 15% and we have very strong credit quality underlying the lease on this state-of-the-art facility.

Also during the fourth quarter we committed to acquire and finance the construction of a new six-story 201,000 square-foot class A office property in Charlotte, North Carolina for an estimated maximum cost of approximately $62 million. This property will be the headquarters for Avid Exchange, a fast-growing financial technology provider of accounts payable and payment automation. The going in cap rate on this 15 year lease is expected to be 8.3% and there are annual rent escalations of approximately 2%.

Overall, in 2015 we invested $516 million closing $483 million of investments which will produce approximately $41.7 million of annual GAAP revenue in 2016. The average initial cap rate on these investments is 7.4% with a weighted average lease term of approximately 18 years and rent escalation that averaged 2% per year.

Subsequent to quarter end, we closed on a newly constructed 190,000 square-foot industrial facility in Detroit, Michigan for $29.7 million, with expected cash and estimated GAAP yield of 7.4%. The property is 100% leased for a 20 year term to Fiat Chrysler Automobiles. This adds another strong tenant to our portfolio in an industry that continues to perform well.

We disposed of one property in the quarter which brought our total disposition volume for the year to $265.2 million. This activity remains consistent with our portfolio management and capital recycling objectives which include reducing our exposure to suburban office properties in certain markets, monetizing multi tenant properties upon stabilization of occupancy, selling vacant properties and transitioning the portfolio so that more revenue is derived from long-term leases.

The average cap rate on properties we disposed of in 2015 was 6.3% which proved to be accretive compared to our 2015 acquisition cap rate of 7.4%. We continue to see steady volume of opportunities on the investment front but we remain disciplined and cautious on pricing recognizing that our own shares offer an unusually compelling value at this point in the cycle compared to many other investment choices.

In July we announced a share repurchase program of up to 10 million common shares inclusive of all outstanding prior authorizations. During the fourth quarter approximately 900,000 shares were repurchased at an average price of $8.12 per share. To date we have repurchased approximately 3.2 million shares at an average price of $8.05 per share which includes just under $1 million additional shares repurchased in 2016 at an average price of $7.48 per share. Our plan is to continue to execute on share repurchases in the context of our overall capital plan and to the extent market volatility offers a meaningful disconnect between our share price and net asset value per share as it does now.

We still find build to suit transactions our most attractive property investment option because there is less competition in this market and a corresponding higher probability for us to garner a yield premium. As a result, we could add to our 2017 acquisition pipeline if we find the right opportunity.

Looking at the year ahead, we expect to be a net seller of property in 2016 and we have done considerable work on refining our disposition program to achieve our objectives which include the sale of some vacant and multi tenant buildings, the monetization of our New York City ground parcels in a sale or joint venture, and the sale of other single tenant properties.

Our current sell programs includes up to 30 properties with expected proceeds ranging from $600 million to $700 million and representing an average cap rate range of 5.75% to 6.5%. These properties are encumbered by approximately $300 million of mortgage debt so the 2016 disposition program would net between approximately $300 million and $400 million excluding transaction costs to be used to fund our investment commitments, retire debt, repurchase stock or acquire properties. We can give no assurances that we will meet these objectives or the timeframe to complete the program.

With regard to our leasing outlook, as a result of our proactive approach, our current 2016 expirations comprise just 3.6% of our revenue and total 2.1 million square feet. In addition we have active lease negotiations underway on approximately 1.5 million square feet and expect to be able to report progress throughout the year.

In general, our markets remain strong in terms of the balance of supply and demand and we believe that our negotiating position on most lease renewals is stronger than it was a year ago.

Given the ongoing volatility in the energy industry, I want to give some color on the Houston, Texas market as well as our exposure. General occupancies in Houston for both office and industrial properties is north of 86% although additional supply is coming into the market in 2016 which could cause higher vacancy going forward.

We presently own six office properties, two industrial properties, two infrastructure properties and one specialty property would generate approximately $21.5 million of annual cash revenue and have a weighted average lease term of approximately 13.6 years. In addition we have a joint venture investment involving a build to suit private school in Houston.

We have no leases expiring in 2016 and only one lease expiration in 2017 with Transocean a drilling company who exercised its early termination option in December. This 155,000 square-foot space is currently being marketed for lease and while this could prove challenging, we do not expect any material impact given the size of our portfolio. Other than that, we see no near term risk to occupancy in our Houston portfolio.

At year-end 2015 we had four million square feet of space which is vacant or subject to leases that expire through 2016. We believe that by the end of 2016 we can address roughly 21% of expiring or vacant square footage through disposition and our guidance assumes 19% is addressed through leasing. We continue to manage down our shorter-term leases and extend our weighted average lease term which is now approximately 12.6 years on a cash basis and 9.1 years after adjusting our New York City ground parcels lease term to their first purchase option.

Looking past 2016, we believe our overall lease maturity schedule is well staggered which provides us with cash flow stability. Each of these metrics is an important measure of cash flow stability and we will continue to focus on further improvement. Additionally, approximately 80% of our revenue is from leases with built-in escalations which bodes well for long-term cash flow growth.

We had great success in 2015 taking advantage of opportunities to enhance our balance sheet. As a result, we were able to achieve significant savings from refinancing our bank lending facilities and extending the maturities of our two term loans and revolving credit facility by two years.

Our refinancing efforts have extended our weighted average debt maturity to 7.2 years, lowered our weighted average borrowing cost by 50 basis points to 4% and increased our unencumbered assets to now represent approximately 69% of net operating income.

We continue to focus on maintaining maximum balance sheet flexibility to access which ever source of capital is most advantageous. Our 2016 mortgage maturities total $113 million and a have weighted average interest rate of 5.8% representing further opportunity to unencumber assets and lower our financing cost. We expect to lock in long-term financing this year with the objective of substantially paying down a revolving credit facility which presently has $177 million outstanding.

Before turning the call over to Pat I would like to sum up where we expect to be by year-end. We expect sources of capital from sales and new long-term financing to total between $785 million and $885 million which will be used to retire $375 million of mortgage debt, fund $265 million of investment commitments and pay transaction costs with the balance available to repurchase stock, invest elsewhere or retire bank debt.

We expect portfolio occupancy to stay strong throughout 2016 and we are comfortable with the portfolio percentage lease target for year-end of approximately 96% to 97%. A successful execution of our current plan should reduce our leverage, generate a high level of company funds from operations and company funds from operations per share in relation to our dividend and share price and meaningfully upgrade our portfolio.

Now I'll turn the call over to Pat who will review our financial results in more detail.

Pat Carroll:
Thanks, Will. Prior to discussing our quarterly and annual results, I just want to point out that a new FASB rule went into effect in 2015 so property sales are no longer reclassified to discontinued operations on the income statement. So income statement fluctuations between periods generally relate to this new FASB requirement.

During the quarter we had gross revenues of $106.6 million comprised primarily of lease rents and tenant reimbursements. The decrease compared to the fourth quarter of 2014 of $1.2 million relates primarily to the sales of property and changes in occupancy and lease terms offset in part by acquisition and build to suit projects coming online. For the year revenues increased to $430.8 million compared to $423.8 million in 2014.

As Will mentioned earlier on the call, during the quarter we generated company FFO of $69.6 million or $0.29 per diluted common share compared to $66.3 million or $0.27 per diluted common share for the quarter ended December 31, 2014. For the year, we generated company FFO of $268 million or $1.10 per diluted common share.

Our company FFO 2016 guidance is in the range of $1.00 to $1.10 coming in lower than the 2015 company FFO due to the possible sale of our New York City land investments we are currently marketing. These investments generated $50.5 million of GAAP revenue and $16.7 million of cash revenue in 2015.

The most significant assumptions for guidance include the timing and amount of property sales included in New York City land positions, coupled with the retirement of debt and common share purchases as described by Will in his commentary. We are also projecting that we will complete the $10 million common share repurchase authorization during 2016. Keep in mind this guidance is forward-looking, excludes the impact of certain items and is based on current expectations.

For the quarter ended December 31, 2015, GAAP rents were in excess of cash rents by approximately $11.7 million and for the year ended December 31, 2015, GAAP rents were in excess of cash rents by $45.9 million, $33.8 million of which relates to our New York City land investments. We believe the Company can redeploy cash from the potential New York City land sale and assets at higher initial cap rate so the dilution is not expected to be meaningful and the Company would shed $242 million in mortgage debt in connection with the sale. The New York City land investments currently generate approximately $5.3 million in after debt service cash flow.

On page 17 of the supplement, we have included our estimates of both cash and GAAP rents for 2016 and 2017 for leases in place at December 31, 2015. This disclosure does not assume any tenant releasing of vacant space, tenant lease extension on properties with scheduled lease expirations, property sales or property acquisitions. Property operating costs decreased $3 million in the fourth quarter of 2015 primarily due to the sale of multi tenanted properties.

Interest expense decreased $2.4 million in the fourth quarter of 2015 primarily due to lowering borrowing costs on outstanding debt offset by an increase in capitalized interest. During the fourth quarter of 2015 we incurred impairment charges of $2.8 million relating to an impairment taken on an office property in Garland, Texas and vacant land in Clive, Iowa. The land was sold in the first quarter of 2016 and the Garland property will come off lease in May of 2016.

G&A expenses came in at $29.3 million for 2015 and we are projecting that G&A for 2016 to be comparable at approximately $30 million. For the year ended December 31, 2015, our interest coverage was approximately 3.5 times and net debt to EBITDA was approximately 6.7 times. Debt increased in the fourth quarter of 2015 by $191.1 million, primarily due to $110 million financing in our Richland, Washington acquisition and line borrowing to finance build to suit funding.

The fourth quarter acquisitions contributed $2.6 million in rental revenue due to the timing of the acquisitions during the quarter compared with $22.7 million of rental revenue that would be expected to be realized if the properties were owned for the entire year. In addition build-to-suit fundings provide no rental revenue until the property is closed. While we remain comfortable with our leverage level, we are targeting a net debt to EBITDA of approximately 6.5 times or less at year-end 2016.

Now turning to the balance sheet. Our balance sheet continues to be in good shape. We had $103.9 million of cash at quarter end, including cash classified as restricted. Restricted cash balances relate to money primarily held with lenders as escrow deposits on mortgages. At year-end we had about $2.2 billion of consolidated debt outstanding which had a weighted average interest rate of 4% of which approximately 92% of that fixed rate including debt currently covered by interest rate swap agreements.

We have entered into LIBOR swaps on both the $255 million outstanding on our term loan which matures in 2021 and a $250 million outstanding on our term loan, which materials in 2020. The swaps are effective through January 2019 and February 2018 respectively. The current spread components on both term loans our 1.1%.

In February of 2016, the Company closed on a 15 year mortgage financing on Gateway Plaza in Richmond, Virginia. The loan bears interest at fixed rate of 5.2% and the terms maturity matches the lease term of the McGuire Woods lease which occupies approximately 68% of the property.

As of December 31, 2015, our unencumbered asset base was approximately $3.3 billion or 69.2% of our NOI. We have approximately $113.4 million of mortgage balloon debt at an average interest rate of 5.8% coming due this year which are expected to be retired in connection with dispositions, cash from dispositions and financing proceeds. Over the course of the year we expect to add $175 million to $200 million of long term fixed rate debt to the balance sheet and retire shorter-term maturities including the 2016 maturing mortgage debt and amounts outstanding under our revolving credit facility.

During the quarter ended December 31, 2015, we paid approximately $2.4 million in lease costs and approximately $7.2 million in tenant improvements. For the full year we spent approximately $27.1 million in TIs and leasing costs. Our budget for 2016 for these items is approximately $25 million so we expect see an overall decrease of roughly $2 million.

We have also included on page 14 of the supplement the funding projection our build-to-suit projects and forward commitments along with historical NOI recognized on build-to-suit projects that have come online. For the schedule, the Company has investment commitments this coming year of $265 million as of year-end 2015, of which approximately $48.3 million has already been funded in 2016.

As it relates to build-to-suit projects, since we fund the construction costs and got a take out upon completion, we do not recognize interest income during the construction or any rental revenue until the project is complete and the tenant takes occupancy. Our basis of the project upon completion is the actual cash we spend in the funding plus any capitalized costs we recognize in accordance with GAAP. We capitalize interest using our overall borrowing rate.

Now I would like to turn the back over to Will.

Will Eglin:
Thanks, Pat. Operator, I have no further comments at this time so we are ready for you to conduct the question and answer portion of the call.

Operator
Thank you.

QUESTIONS AND ANSWERS

Operator
(Operator Instructions). Sheila McGrath, Evercore ISI.

Sheila McGrath, Evercore ISI – Analyst:
Yes, good morning. Will, I was wondering if you can give us some insight on where you are in the sale of the ground lease process? What the guidance assumes in terms of timing? And what would make a JV a more desirable outcome, that you mentioned in your remarks?

Will Eglin:
We are marketing the positions as we speak; and our guidance assumes that we have a transaction that closes at June 30. So to the extent that it takes longer to sell them, it adds about a penny to FFO for every month that we hold on to the asset. We are exploring both the sale and a joint venture just to make sure that we have the most options to choose from. But the assumption is that there's a transaction roughly in the middle of the year.

Sheila McGrath:
Okay. Is the interest level and pricing -- does it compare favorably to what you purchased the ground lease positions at?

Will Eglin:
Yes. Our expectation is that we will do well on price. It is certainly, if you recall, we did the first three properties in one transaction and the fourth in a separate transaction a year later. And it is possible that, that fourth transaction would be sold separately and that we will sell the three together. But no, our expectation is that we will do well on the sale.

Sheila McGrath:
Okay. Then just quickly on buyback -- Pat, I think you mentioned by year end you will be at net debt to EBITDA of 6.5. How much buyback is assumed in your guidance? Or how much is feasible given where you want to keep leverage?

Pat Carroll:
We have an authorization for $10 million. We bought back $3.2 million, roughly, through today. So the model assumes the rest of it is acquired.

Sheila McGrath:
Okay. All right, thank you.

Operator:
Craig Mailman, KeyBanc.

Laura Dickson, KeyBanc Capital Markets – Analyst:
Hey, guys, it is actually Laura in for Craig. Just a follow-up on the share buyback program. I guess, if you guys are assuming that you complete it in your guidance, what's the potential for -- would a bigger buyback program be in order once this one is complete?

Will Eglin:
It is certainly possible. We are focused on executing on the initial authorization, and we think the stock is very inexpensive and a great value. So management, which views themselves as long-term investors in the Company, view this honestly as a great opportunity to buy in stock at very good level. It is certainly possible that, after we work through the first authorization, there would be more. But we will have to see how the year progresses.

Laura Dickson:
Okay, great, thanks. Then I guess also on the Manhattan office ground portfolio sale. What percentage of disposition guidance would that represent?

Will Eglin:
Approximately half at the top end.

Laura Dickson:
Okay. Great. Thank you.

Operator:
Anthony Paolone, JPMorgan.

Anthony Paolone, JPMorgan – Analyst:
Thanks, good morning. Will, can you talk about the competitive landscape for the build-to-suits, given the volatility in the capital markets? And whether that competition is pulled back at all? Or how those spreads have looked lately?

Will Eglin:
Sure, Tony. We definitely believe that there will be opportunity to look at 12- to 24-month forwards right now at higher cap rates. If you recall, most of the things that we've closed recently were transactions we committed to a year or two ago, when cap rates were attractive and spreads were wide. As spreads compressed, we slowed down in terms of looking at our pipeline. But we do believe that the competition is less and we are continuing to see some opportunities in the forward commitment space. Obviously, competing with the share buyback, given where the stock is right now, is hard for build-to-suit to measure up, but we are still seeing good transaction flow, and, for sure, cap rates have inched up in that space.

Anthony Paolone:
Can you put any brackets around where a forward yield may need to be, to look more interesting than a share buyback?

Will Eglin:
We committed to one transaction in fourth quarter, which is a 15-year lease at an 8.30% cap rate. And we had felt like, if that transaction was in the market a year ago, it probably would have been 100 basis points lower. So it is not totally an apples to apples comparison, right, comparing the acquisition of newly constructed properties with 15- and 20-year leases to buying in stock. But in terms of this year, we're not particularly interested in any acquisition activity. We find buybacks much more attractive compared to purchasing property in the auction market. But at the same time, there is a spread between where you can sell this year on a cap rate basis and where you might be able to redeploy capital the year or two out. We are still looking at some forward commitments.

Anthony Paolone:
Okay. Can you remind me -- the South Carolina industrial asset, it's got one of the lower yields in the pack. What was, who's the tenant, what's the story on that one?

Will Eglin:
Yes, that was a lower-yield transaction that we committed to quite a while ago. It is a 20-year industrial lease at a price per foot of $52, which we thought was appealing from the standpoint of basis. It has 20 years with annual escalations, but that 5.9% cap rate did represent, in our minds, the low point of capitalization rates on new construction.

Anthony Paolone:
Okay. Thank you.

Operator:
Jon Petersen, Jefferies.

Jon Petersen, Jefferies & Co. – Analyst:
Thank you. I think previously, you had talked about selling a portfolio of suburban office buildings? Can you give us an update on what your plans are in terms of selling things besides the ground leases in Manhattan? And what we should expect going into this year?

Will Eglin:
Yes, the numbers that we put out on this year's disposition program of $600 million to $700 million represent the end result of a process that we went through, looking at a bigger pool of assets inside the Company. And our view is that we can capture the most value by transacting on a one-off basis. So there are some properties that might have been looked at in the context of a portfolio sale in the past, where our plan this year is to execute on individual transactions. It doesn't mean that there may not be portfolio transactions that are considered as we go through the year, but the plan put out today contemplates one-off disposition activity.

Jon Petersen:
Then, I guess along those same lines, clearly there's been volatility in the market, some of the economic indicators have been somewhat weak. So I'm curious, since I know you guys have been active sellers over the last few quarters, if you see anything change from what buyers are willing to buy? If you've seen pricing compressed at all over the last couple months versus what we were seeing a couple quarters ago?

Will Eglin:
We have not. We've done extensive valuation work on the assets that we are interested in selling, consulting with brokers and getting broker estimates of value, that in many cases, have in our minds seemed extremely strong. So we still view this as being a good market to sell into.

Jon Petersen:
Okay, thanks, that's helpful. Then just one more on the new build-to-suit that you guys announced this quarter in Charlotte, 8.3% going in cash yield, obviously very high relative to the other properties you have. Just kind of curious, I know you mentioned being more selective in terms of doing more build-to-suit projects, but what is your minimum yield return threshold, given your current cost of capital?

Will Eglin:
We are not looking at anything, generally 7% to 8.5% are transactions that we are looking at, but that doesn't mean we would be committing to anything toward the low end. If we were, it would probably be only for very high grade credit with high-quality industrial property.

Jon Petersen:
Okay. All right, that's helpful, thank you.

Operator:
John Guinee, Stifel.

John Guinee, Stifel Nicolaus – Analyst:
Thank you. A couple questions, just purely out of curiosity. You did two big loans: Richmond, Virginia, and the State of Washington. What's the amortization schedule on those loans? I.e., what's the principal balance of the debt when the lease matures?

Will Eglin:
In the case of Preferred Freezer, it is a 10-year financing, 5 years of interest-only payments, and 5 years of 30-year amortization. So there's a little bit of amortization at the tail end. And in the case of McGuire Woods, it's ten years of interest-only payments and the last 5 years are on a 30-year schedule. Little bit of amortization, but not a huge amount.

John Guinee:
So, basically, if a lender's lending on the Freezer, they've still got 10 years left on the lease term and then --

Will Eglin:
That's correct.

John Guinee:
With McGuire Woods they also have what, five years left on the lease term?

Pat Carroll:
No, it is exactly match funded to the McGuire Woods lease.

John Guinee:
Okay, what does the basis does the lender have on the McGuire Woods building? At the end of the lease? Are they in it at $250 or $300 a foot still?

Will Eglin:
It is a $57.5 million loan, with a 30-year schedule on the backend, so it is probably like mid-$50 million, $55 million, $54 million.

Pat Carroll:
On the other one, John, on Richland Washington, the balloon is $99.5 million.

John Guinee:
Got you. Okay. The lenders are back, wow. Okay. The second question -- if I'm doing the math right based on Sheila's question, the fall off, quarter over quarter, with the sales of just the ground-lease assets is about $0.03 a share. Is that the right way to look at it?

Will Eglin:
Per quarter, that's about right. It might be $0.035 on a quarterly basis, John.

Pat Carroll:
John, in 2015, the four land parcels generated about $0.16 of FFO.

John Guinee:
Okay. So, essentially, you are talking about the first half of the year maybe $1.10 to $1.15 run rate, and the last half of the year maybe a $0.95 to $0.99 run rate for annualized FFO?

Will Eglin:
We don't give guidance on a quarterly basis, but obviously --

John Guinee:
We are asking you to.

Will Eglin:
(laughter) I understand. But we walked through the FFO impact from the sales, and I think that we would encourage people to focus on the transactions from the standpoint of really looking at our after-debt-service cash flow which is, as Pat said, $5.3 million on a position where we have $242 million of leverage. So for sure we can reinvest the money in a way that provides more current-period accretion. And the key to deleveraging the balance sheet this year, beyond the 6.5 times net debt to EBITDA that Pat mentioned, would be a result of selling the land position.

John Guinee:
Okay. Then, if I'm looking at page 38 and all of your mortgage and notes payable, are we done with asset sales via conveyance back to the lender? Or are there more on this list that would be asset sale versus conveyance back to the lender?

Will Eglin:
No, there are still several that may be conveyed back to lenders, John, as we go forward.

Pat Carroll:
John, on page 38 the footnotes O and footnote B, are two loans that are currently in default, where obviously those are definitely candidates to give back to lenders.

John Guinee:
Any more that we expect to have footnotes O and footnote B in the future?

Pat Carroll:
It is always possible, John. There's a property out in Bremerton, Washington, that I can think of, that potentially could fall into that category.

John Guinee:
Great, okay. Thanks a lot. Thank you.

Operator:
William Seagall, Development Associates Inc.

William Seagall, Development Associates, Inc. – Investor:
Thank you, gentlemen. I've been an investor in your Company for many years and it is certainly an unusual time. And Will I appreciate you getting to what I think is the elephant in the room very quickly in your talk. And in your words, how unusually compelling the value of our own common stock is right now, vis a vis other ways you could deploy your capital. And I think you did a good job of covering it, and some of the analysts cut your, your answers on perhaps buying more than $10 million this year, and that would be up for debate with your Board. Unusual times. Do you retire the stock? Or is it treasury stock?

Pat Carroll: It is retired.

William Seagall:
Okay, all right. Thank you very much for those answers. Number two, thanks for touching on Houston. Any other areas that might be impacted by the fall in oil and hydrocarbons?

Pat Carroll:
No, we discussed the area of the concern, which is Houston. We can't really see any other place where we are. I think we're pretty well-diversified by industry type and markets, so we feel because of that diversification we have a level of safety.

William Seagall:
Okay. I noticed, was surprised when you went into Detroit -- and here again that's just part of this opportunistic diversification that you do -- and you had no hesitation about Detroit or the automobile industry, et cetera?

Will Eglin:
No, in fact automotive has been very strong and suburban Detroit has been doing extremely well. So there are areas in and around Detroit where we think that automotive can be a good play.

William Seagall:
Heard a first-hand report on that the other night and curious, where is the plant? The Detroit property? In other words, is it the outskirts?

Will Eglin: No, it is a few miles from their headquarters.

William Seagall:
Very good. Gentlemen, thank you very much.

Will Eglin:
Thank you.

Operator:
(Operator Instructions). Sheila McGrath, Evercore.

Sheila McGrath:
Yes, I was wondering if you could tell us how the capital expenditures are looking in 2016 versus 2015, not on build-to-suit, but rather on the leasing costs?

Pat Carroll:
Yes, we came in at like $27.1 million in 2015, to TIs and leasing costs, and we project it in 2016 to be about $25 million.

Sheila McGrath:
Okay, great. And then, Will, usually you bump the dividend later in the year. I'm just wondering, often when you announced third-quarter earnings, I'm just wondering how you view a dividend bump versus the stock buyback at this point?

Will Eglin:
Time will tell how things are looking when we get to that point later in the year. Right now we continue to view the buyback as the better use of capital.

Sheila McGrath:
Okay, great.

Operator:
John Guinee, Stifel.

John Guinee:
I had the exact same question Sheila did, thank you.

Operator:
At this time we have no further questions. I will turn the call back to our speakers for closing comments.

Will Eglin:
Great, thanks to all of you again for joining us this morning. We think we're going to have a terrific year and we're looking forward to reporting our results to you every quarter. Thanks again.

Operator:
Thank you. This does conclude the teleconference. You may disconnect your lines at this time. Thank you for your participation.